Exhibit 5.1
TroyGould PC
1801 Century Park East, Suite 1600
Los Angeles, California 90067

December 19, 2016

Kindred Biosciences, Inc.
1555 Bayshore Highway, Suite 200
Burlingame, California 94010

Re:    Registration Statement on Form S-3 (Reg. No. 333-201553);  Shares of Common Stock, $0.0001 par value per share, having an aggregate offering price of up to $30,000,000

Ladies and Gentlemen:

We have acted as special counsel to Kindred Biosciences, Inc., a Delaware corporation (the “Company”), in connection with the sale by the Company of shares (the “Shares”) of common stock, $0.0001 par value per share (the “Common Stock”), having an aggregate offering price of up to $30,000,000, pursuant to (i) a registration statement on Form S-3 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on January 16, 2015 (Reg. No. 333-201553), (ii) a base prospectus dated January 30, 2015 (the “Base Prospectus”), (iii) a related prospectus supplement dated December 19, 2016 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”) and (iv) that certain At Market Issuance Sales Agreement, dated as of December 19, 2016, by and between the Company and FBR Capital Markets & Co. (the “Sales Agreement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of the Shares.
As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.
Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, upon issuance, delivery and payment therefor in an amount not less than the par value thereof in the circumstances contemplated by the Sales Agreement, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company and such Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that (i) the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware and (ii) upon the issue of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then-authorized to issue under its Amended and Restated Certificate of Incorporation.
This opinion is rendered to you in connection with the Registration Statement and may not be relied upon by you for any other purpose. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K dated December 19, 2016 and to the reference to our firm contained in the Registration Statement and the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ TROYGOULD PC

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